Exhibit 99.1

Investor Contact Stephen Pettibone 203-351-3500
Media Contact KC Kavanagh 866-478-2777	One StarPoint Stamford, CT 06902 United States

STARWOOD REPORTS FOURTH QUARTER

2012 RESULTS

STAMFORD, Conn. (February 7, 2013) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today reported fourth quarter 2012 financial results.

Fourth Quarter 2012 Highlights

•	Excluding special items, EPS from continuing operations was $0.70. Including special items, EPS from continuing operations was $0.33.

•	Adjusted EBITDA was $325 million, which included $32 million of EBITDA from the St. Regis Bal Harbour residential project.

•	Excluding special items, income from continuing operations was $137 million. Including special items, income from continuing operations was $65 million.

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Worldwide Systemwide REVPAR for Same-Store Hotels increased 4.1% in constant dollars (3.6% in actual dollars) compared to 2011. Systemwide REVPAR for Same-Store Hotels in North America increased 5.2% in constant dollars (5.4% in actual dollars).

•	Management fees, franchise fees and other income increased 5.1% compared to 2011. Management and franchise revenues increased 11.2% compared to 2011.

•	Worldwide Same-Store Company-Operated gross operating profit margins increased approximately 45 basis points compared to 2011.

•	Worldwide REVPAR for Starwood Same-Store Owned Hotels increased 1.2% in constant dollars (0.8% in actual dollars) compared to 2011.

•	Margins at Starwood Same-Store Owned Hotels Worldwide decreased approximately 90 basis points compared to 2011.

•	Earnings from Starwood’s vacation ownership and residential business increased approximately $5 million compared to 2011.

•	During the quarter, the Company signed 40 hotel management and franchise contracts, representing approximately 8,400 rooms, and opened 17 hotels and resorts with approximately 3,900 rooms.

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During the quarter, the Company completed sales of hotels for gross cash proceeds of approximately $275 million, retired $725 million of debt, issued $350 million of 3.125% Senior Notes due 2023, paid an annual dividend of $1.25 per share, and repurchased 3.5 million shares at a total cost of $180 million and an average price of $52.07 per share.

Full Year 2012 Highlights

•	Excluding special items, EPS from continuing operations was $2.61. Including special items, EPS from continuing operations was $2.39.

•	Adjusted EBITDA was $1.220 billion, which included $157 million of EBITDA from the St. Regis Bal Harbour residential project.

•	Excluding special items, income from continuing operations was $513 million. Including special items, income from continuing operations was $470 million.

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Worldwide Systemwide REVPAR for Same-Store Hotels increased 5.0% in constant dollars (3.2% in actual dollars) compared to 2011. Systemwide REVPAR for Same-Store Hotels in North America increased 6.0% in constant dollars (5.8% in actual dollars).

•	Management fees, franchise fees and other income increased 9.1% compared to 2011. Management and franchise revenues increased 11.5% compared to 2011.

•	Worldwide Same-Store Company-Operated gross operating profit margins increased approximately 90 basis points compared to 2011.

•	Worldwide REVPAR for Starwood Same-Store Owned Hotels increased 2.6% in constant dollars (0.1% in actual dollars) compared to 2011.

•	Margins at Starwood Same-Store Owned Hotels Worldwide increased approximately 40 basis points compared to 2011.

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Earnings from Starwood’s vacation ownership and residential business increased approximately $144 million compared to 2011, including a $130 million increase in earnings from the St. Regis Bal Harbour residential project.

•	During the year, the Company signed 131 hotel management and franchise contracts, representing approximately 30,500 rooms, and opened 69 hotels and resorts with approximately 17,600 rooms.

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During the year, the Company completed sales of hotels for gross cash proceeds of approximately $542 million, retired $1.272 billion of debt, issued $350 million of 3.125% Senior Notes due 2023, paid an annual dividend of $1.25 per share, and repurchased 6.3 million shares at a total cost of $320 million and an average price of $50.83 per share.

Fourth Quarter 2012 Earnings Summary

Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) today reported EPS from continuing operations for the fourth quarter of 2012 of $0.33 compared to $0.80 in the fourth quarter of 2011. Excluding special items, EPS from continuing operations was $0.70 for the fourth quarter of 2012 compared to $0.71 in the fourth quarter of 2011. Special items in the fourth quarter of 2012, which totaled a charge of $72 million (after-tax), included a pre-tax charge of $113 million primarily related to tender premiums associated with the early redemption of $725 million senior notes with maturities ranging between 2014 and 2019 as well as pre-tax charges of $14 million associated with the impairment of certain hotels and investments. Special items in the fourth quarter of 2011, which totaled a credit of $18 million (after-tax), included a pre-tax charge of approximately $70 million related to an unfavorable legal decision, a pre-tax charge of $14 million related to certain hotel impairments and a pre-tax charge of $16 million related to costs associated with the early redemption of $605 million of senior notes. Special items in the fourth quarter of 2011 also included an income tax benefit of $116 million, primarily associated with the utilization of capital losses which had previously been fully reserved. Excluding special items, the effective income tax rate in the fourth quarter of 2012 was 35.7% compared to 28.3% in the fourth quarter of 2011.

Income from continuing operations was $65 million in the fourth quarter of 2012, compared to $158 million in the fourth quarter of 2011. Excluding special items, income from continuing operations was $137 million in the fourth quarter of 2012. Excluding special items, income from continuing operations was $140 million in the fourth quarter of 2011.

Net income was $142 million and $0.72 per share in the fourth quarter of 2012, compared to $167 million and $0.85 per share in the fourth quarter of 2011.

Frits van Paasschen, CEO, said, “We are happy to report strong results for the fourth quarter and full year 2012. All four key drivers of value performed well. We held our costs in check for the fourth year in a row, grew our footprint with quality hotels and contracts, sustained high REVPAR and occupancies in an uncertain environment, and we realized great value from real estate sales.”

“Our balance sheet has never been stronger in the history of the company. In December, we issued 10-year senior notes at 3.125%, what we believe to be the lowest rate ever by a U.S. lodging company for publicly traded 10-year notes. During 2012, we returned over half a billion dollars of capital to shareholders. We increased our dividend by 150%, and repurchased 6.3 million shares for $320 million. Going forward, we will deploy capital by reinvesting in our business and by returning cash to shareholders through dividends and stock repurchases.”

“The year looks to be somewhat stronger than 2012, as the uncertainty we saw in major world economies is showing signs of giving way to stronger demand growth. Beyond next year into the foreseeable future, we are bullish about the long-term outlook on the global high-end lodging industry. We are poised to benefit from higher rates in North America and Europe where demand is growing but supply is already short. Even more important, the dramatic economic growth in Asia, Latin America, Middle East and Africa is fueling demand for our brands worldwide.”

Year Ended December 31, 2012 Earnings Summary

Income from continuing operations was $470 million for the year ended December 31, 2012 compared to $502 million in the same period in 2011. Excluding special items, income from continuing operations was $513 million for the year ended December 31, 2012, compared to $378 million in the same period in 2011. In addition to the fourth quarter special items discussed above, the results for the year ended December 31, 2012 included a favorable adjustment of $11 million to reverse a portion of a litigation reserve established in 2011, a $7 million loss primarily related to the sale of one wholly-owned hotel, and $15 million net charges associated with the early redemption of approximately $495 million of senior notes. Excluding special items, the effective income tax rate for the year ended December 31, 2012 was 32.1%, when compared to 26.1% in the same period in 2011.

Net income was $562 million and $2.86 per share for the year ended December 31, 2012 compared to $489 million and $2.51 per share in the same period in 2011.

Adjusted EBITDA was $1.220 billion for the year ended December 31, 2012, compared to $1.032 billion in the same period in 2011. Adjusted EBITDA in 2012 includes $157 million of EBITDA from the St. Regis Bal Harbour Resort residential project (“Bal Harbour”), compared to $27 million in 2011.

Fourth Quarter 2012 Operating Results

Management and Franchise Revenues

Worldwide Systemwide REVPAR for Same-Store Hotels increased 4.1% in constant dollars (3.6% in actual dollars) compared to the fourth quarter of 2011. International Systemwide REVPAR for Same-Store Hotels increased 2.7% in constant dollars (increased 1.5% in actual dollars).

Changes in REVPAR for Worldwide Systemwide Same-Store Hotels by region:

	REVPAR
Region	Constant Dollars	Actual Dollars
North America	5.2%	5.4%
Europe	1.0%	(2.4%)
Asia Pacific	3.9%	3.9%
Africa and the Middle East	1.2%	0.0%
Latin America	5.8%	5.8%

Changes in REVPAR for Worldwide Systemwide Same-Store Hotels by brand:

	REVPAR
Brand	Constant Dollars	Actual Dollars
St. Regis/Luxury Collection	3.2%	1.7%
W Hotels	4.2%	4.2%
Westin	4.2%	3.8%
Sheraton	3.8%	3.7%
Le Méridien	3.0%	1.3%
Four Points by Sheraton	5.6%	5.9%
Aloft	9.3%	9.0%

Worldwide Same-Store Company-Operated gross operating profit margins increased approximately 45 basis points compared to 2011. International gross operating profit margins for Same-Store Company-

Operated properties increased 55 basis points. North American Same-Store Company-Operated gross operating profit margins increased approximately 35 basis points, driven by REVPAR increases and cost controls.

Management fees, franchise fees and other income were $246 million, up $12 million, or 5.1% compared to the fourth quarter of 2011. Management and franchise revenues increased 11.2% to $238 million. Management fees increased 9.8% to $146 million and franchise fees increased 6.4% to $50 million.

For the full year 2012, Worldwide Systemwide REVPAR for Same-Store Hotels increased 5.0% in constant dollars (3.2% in actual dollars) compared to the full year 2011. Worldwide Same-Store Company-Operated gross operating profit margins increased 90 basis points. Management fees, franchise fees and other income were $888 million, up $74 million, or 9.1% compared to the full year 2011. Management and franchise revenues increased 11.5% to $861 million. Management fees increased 11.9% to $509 million and franchise fees increased 7.0% to $200 million.

Development

During the fourth quarter of 2012, the Company signed 40 hotel management and franchise contracts, representing approximately 8,400 rooms, of which 30 are new builds and 10 are conversions from other brands. At December 31, 2012, the Company had approximately 400 hotels in the active pipeline representing approximately 100,000 rooms.

During the fourth quarter of 2012, 17 new hotels and resorts (representing approximately 3,900 rooms) entered the system, including St. Regis Mauritius Resort (Mauritius, 172 rooms), Metropol Palace, A Luxury Collection Hotel (Serbia, 130 rooms), W Bangkok (Thailand, 234 rooms), Le Meridien Mexico City (Mexico City, 160 rooms), Sheraton Shanghai Waigaoqiao (Shanghai, 451 rooms), and Westin Snowmass Resort (Colorado, 254 rooms). During the quarter, 11 properties (representing approximately 2,600 rooms) were removed from the system.

For the full year 2012, the Company signed 131 hotel management and franchise contracts (representing approximately 30,500 rooms). For the full year 2012, 69 new hotels and resorts (representing approximately 17,600 rooms) entered the system and 25 properties (representing approximately 5,500 rooms) left the system.

Owned, Leased and Consolidated Joint Venture Hotels

Worldwide REVPAR at Starwood Same-Store Owned Hotels increased 1.2% in constant dollars (0.8% in actual dollars) when compared to 2011. REVPAR at Starwood Same-Store Owned Hotels in North America increased 0.6% in constant dollars (1.4% actual dollars). Internationally, Starwood Same-Store Owned Hotel REVPAR increased 1.7% in constant dollars (0.2% in actual dollars).

Revenues at Starwood Same-Store Owned Hotels Worldwide increased 0.2% in constant dollars (decreased 0.1% in actual dollars) while costs and expenses increased 1.7% in constant dollars (1.1% in actual dollars) when compared to 2011. Margins at these hotels decreased approximately 90 basis points.

Revenues at Starwood Same-Store Owned Hotels in North America increased 0.3% in constant dollars (1.1% in actual dollars) while costs and expenses increased 1.2% in constant dollars (1.9% in actual dollars) when compared to 2011. Margins at these hotels decreased approximately 60 basis points.

Internationally, revenues at Starwood Same-Store Owned Hotels increased 0.1% in constant dollars (decreased 1.3% in actual dollars) while costs and expenses increased 2.3% in constant dollars (0.4% in actual dollars) when compared to 2011. Margins at these hotels decreased approximately 130 basis points.

Revenues at owned, leased and consolidated joint venture hotels were $418 million, compared to $439 million in 2011. Expenses at owned, leased and consolidated joint venture hotels were $334 million compared to $346 million in 2011. Fourth quarter results were negatively impacted by asset sales since the fourth quarter of 2011.

For the full year 2012, Worldwide REVPAR at Starwood Same-Store Owned Hotels increased 2.6% in constant dollars (0.1% in actual dollars) when compared to the full year 2011. Margins at these hotels increased approximately 40 basis points.

Vacation Ownership

Total vacation ownership revenues increased 6.6% to $146 million in the fourth quarter of 2012 when compared to 2011, primarily due to increased revenues from resort operations. Originated contract sales of vacation ownership intervals and numbers of contracts signed decreased 2.3% and 0.8%, respectively, primarily due to lower tour flow and average price partially offset by a slight increase in closing efficiency. The average price per vacation ownership unit sold decreased 1.1% to approximately $14,400, driven by inventory mix.

For the full year 2012, total vacation ownership revenues increased 3.7% to $587 million when compared to the full year 2011, primarily due to increased revenues from resort operations. The number of contracts signed decreased 0.9% and the average price per vacation ownership unit sold decreased 0.9% to approximately $14,800.

Residential

During the fourth quarter of 2012, the Company’s residential revenues were $103 million compared to $127 million in 2011. The Company realized residential revenues from Bal Harbour of $99 million and generated EBITDA of $32 million, compared to revenues of $121 million and EBITDA of $33 million in the same period of 2011. During the fourth quarter of 2012, the Company closed sales of 27 units at Bal Harbour and realized incremental cash proceeds of $96 million associated with these units. From project inception through December 31, 2012, the Company has closed contracts on approximately 73% of the total residential units available at Bal Harbour, and realized residential revenue of $810 million and EBITDA of $161 million.

Selling, General, Administrative and Other

During the fourth quarter of 2012, selling, general, administrative and other expenses increased 5.2% to $101 million compared to $96 million in 2011 primarily due to severance costs, in 2012, of approximately $9.0 million.

The Company has recently completed certain changes to its organization structures in its Europe, Africa, and Middle East division and its Americas division. Some of those changes were made in the fourth quarter of 2012 and the Company recorded approximately $9.0 million in severance costs which is included in selling, general and administrative costs for the fourth quarter of 2012. Other changes will take place in the first quarter of 2013 and the Company expects to record severance costs of approximately $10.0 million in selling, general and administrative costs in the first quarter of 2013.

For the full year 2012, selling, general, administrative and other expenses increased 5.1% to $370 million compared to $352 million in the full year 2011, including severance costs, in 2012, of approximately $11.0 million.

Capital

Gross capital spending during the quarter included approximately $58 million of maintenance capital and $73 million of development capital.

For the full year 2012, capital spending included $142 million of maintenance capital and $271 million of development capital.

Asset Sales

During the fourth quarter of 2012, the Company completed the sales of certain hotels, including the Manhattan at Time Square Hotel and the Poconos Resorts, for gross cash proceeds of approximately $275 million. These hotels were sold unencumbered by management and franchise contracts and the Company recorded a net gain of $141 million in discontinued operations associated with these sales.

Timeshare Securitization

On October 24, 2012, the Company completed a securitization involving the issuance of $166 million of fixed rate notes. Starwood is contributing approximately $174 million in timeshare mortgages resulting in an advance rate of 95% with an effective note yield of 2.02%. The proceeds from the transaction were used for general corporate purposes and will pay down the securitized vacation ownership debt related to its 2005 securitization in 2013.

Dividend

The Company’s Board of Directors increased its annual dividend by 150% to $1.25 per share. The dividend was paid by the Company on December 28, 2012 to holders of record on December 14, 2012.

Share Repurchase

In the fourth quarter of 2012, the Company repurchased 3.5 million shares at a total cost of approximately $180 million and an average price of $52.07 per share. For the full year 2012, the Company repurchased 6.3 million shares at a total cost of approximately $320 million and an average price of $50.83 per share. As of December 31, 2012, approximately $180 million remained available under the Company’s share repurchase authorization.

Balance Sheet

During the fourth quarter of 2012, the Company completed a public offering of $350 million of 3.125% Senior Notes due 2023. The proceeds, together with cash on hand, were used to complete a tender offer to purchase $321 million of its 7.875% Senior Notes due 2014, $156 million of its 7.375% Senior Notes due 2015, $29 million of its 6.75% Senior Notes due 2018, and $40 million of its 7.150% Senior Notes due 2019. Subsequent to the tender, the Company exercised its call option to redeem the remaining $179 million outstanding 7.875% Senior Notes due 2014.

At December 31, 2012, the Company had gross debt of $1.275 billion, cash and cash equivalents of $428 million (including $123 million of restricted cash) and net debt of $847 million, compared to net debt of $859 million as of September 30, 2012, in each case, excluding debt and restricted cash associated with securitized vacation ownership notes receivable. Net debt at December 31, 2012, including $533 million of debt and $41 million of restricted cash associated with securitized vacation ownership notes receivables, was $1.339 billion.

At December 31, 2012, debt was approximately 97% fixed rate and 3% floating rate and its weighted average maturity was 6.4 years with a weighted average interest rate of 5.86%, excluding the securitized debt. The Company had cash (including current restricted cash) and availability under the domestic and international revolving credit facility of approximately $2.180 billion.

Outlook

We continue to operate in an uncertain world. Macroeconomic indicators are trending positively as we enter 2013. However, macroeconomic and geopolitical “tail risks,” though lower, persist. We remain of the view that several scenarios could play out. Our outlook below reflects our baseline scenario for the full year 2013:

Including Bal Harbour, which is expected to contribute approximately $50 million of EBITDA, adjusted EBITDA is expected to be approximately $1.165 billion to $1.190 billion (based on the assumptions below).

•	Excluding Bal Harbour, adjusted EBITDA is expected to be approximately $1.115 billion to $1.140 billion, assuming:

•	REVPAR increases at Same-Store Company-Operated Hotels Worldwide of 5% to 7% in constant and actual dollars.

•	REVPAR increases at Same-Store Owned Hotels Worldwide of 3% to 6% in constant and actual dollars.

•	Margins at Same-Store Owned Hotels Worldwide increase 50 to 100 basis points.

•	Management fees, franchise fees and other income increase approximately 9% to 11%.

•	Earnings from the Company’s vacation ownership and residential business of approximately $160 million to $165 million.

•	Selling, general and administrative expenses increase approximately 3% to 5%.

•	Full year owned earnings are negatively impacted by approximately $25 million due to recent asset sales.

•	Depreciation and amortization is expected to be approximately $300 million.

•	Interest expense is expected to be approximately $125 million.

•	Full year effective tax rate is expected to be approximately 32%, and cash taxes are expected to be approximately $100 million.

•	Including Bal Harbour, EPS before special items is expected to be approximately $2.59 to $2.68 (based on the assumptions above).

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Full year capital expenditures (excluding vacation ownership and residential inventory) is expected to be approximately $200 million for maintenance, renovation and technology. In addition, in-flight investment projects and prior commitments for joint ventures and other investments are expected to total approximately $350 million.

•	Vacation ownership (excluding Bal Harbour) is expected to generate approximately $150 million in positive cash flow. Bal Harbour is expected to generate at least $100 million in net cash flow.

For the three months ended March 31, 2013:

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Including Bal Harbour, which is expected to contribute approximately $20 million of EBITDA, adjusted EBITDA is expected to be approximately $250 million to $260 million (based on the assumptions below).

•	Excluding Bal Harbour, adjusted EBITDA is expected to be approximately $230 million to $240 million, assuming:

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REVPAR increases at Same-Store Company-Operated Hotels Worldwide of 4% to 6% in constant dollars (approximately 50 basis points lower in actual dollars at current exchange rates), impacted by holiday shift.

•	REVPAR increases at Same-Store Company Owned Hotels Worldwide of 3% to 5% in constant dollars (approximately 50 basis points lower in actual dollars at current exchange rates).

•	Management fees, franchise fees and other income increase approximately 7% to 9%.

•	Earnings from the Company’s vacation ownership and residential business are flat to up approximately $5 million year over year.

•	Depreciation and amortization is expected to be approximately $73 million.

•	Interest expense is expected to be approximately $32 million.

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Including Bal Harbour, income from continuing operations is expected to be approximately $99 million to $105 million, reflecting an effective tax rate of approximately 32% (based on the assumptions above).

•	Including Bal Harbour, EPS is expected to be approximately $0.51 to $0.54 (based on the assumptions above).

Special Items

The Company’s special items netted to a charge of $126 million ($72 million after-tax) in the fourth quarter of 2012 compared to a charge of $98 million (an $18 million benefit after-tax) in the same period of 2011.

The following represents a reconciliation of income from continuing operations before special items to income from continuing operations including special items (in millions, except per share data):

Three Months Ended December 31,			Year Ended December 31,
2012	2011		2012	2011

$137	$140	Income from continuing operations before special items	$513	$378

$0.70	$0.71	EPS before special items	$2.61	$1.93

		Special Items
1	(68)	Restructuring and other special (charges) credits, net(a)	12	(68)
(14)	(14)	Gain (loss) on asset dispositions and impairments, net(b)	(21)	—
(113)	(16)	Loss on early extinguishment of debt, net(c)	(128)	(16)

(126)	(98)	Total special items – pre-tax	(137)	(84)
48	38	Income tax benefit (expense) for special items(d)	96	108
6	78	Income tax benefit (expense) – other non-recurring items(e)	(2)	100

(72)	18	Total special items – after-tax	(43)	124

$65	$158	Income from continuing operations	$470	$502

$0.33	$0.80	EPS including special items	$2.39	$2.57

(a)	During the year ended December 31, 2012, the Company recorded a favorable adjustment of $11 million to reverse a portion of a litigation reserve established in 2011.

During the three months and year ended December 31, 2011, the Company recorded restructuring and other special charges of $68 million primarily related to an unfavorable legal decision.

(b)	During the three months ended December 31, 2012, the net loss primarily relates to the impairment of a preferred equity investment. The year ended December 31, 2012 also includes a net loss primarily relating to the sale of one wholly-owned hotel.

During the three months ended December 31, 2011, the net loss primarily relates to impairment charges of $7 million related to six hotels where their carrying value exceeded their estimated fair values and impairment charges of $9 million associated with fixed assets at two owned hotels undergoing a significant renovation, partially offset by insurance proceeds as a result of storm damage at another owned hotel. Additionally, the year ended December 31, 2011 includes the gain from an asset exchange transaction that was partially offset by the impairment of a minority investment in a joint venture hotel located in Japan.

(c)	During the three months ended December 31, 2012, the net charges primarily relates to tender premiums associated with the early redemption of $725 million of the Company’s long-term debt. The year ended December 31, 2012 also includes a net charge associated with the early redemption of approximately $495 million of the Company’s long-term debt.

The three months and year ended December 31, 2011 include $16 million of charges associated with tender premiums and other costs related to the early redemption of approximately $605 million of the Company’s long-term debt.

(d)	During the three months and year ended December 31, 2012, the benefit primarily relates to a tax benefit on the special items at the statutory tax rate. The year ended December 31, 2012 also includes a tax benefit primarily relating to the sale of two hotels with high tax bases.

During the three months and year ended December 31, 2011, the benefit primarily relates to a tax benefit on the special items at the statutory tax rate. The year ended December 31, 2011 also includes a tax benefit on the sale of two wholly-owned hotels with high tax bases.

(e)	During the three months and year ended December 31, 2012, the net benefit and expense primarily represents adjustments to deferred income taxes.

During the three months and year ended December 31, 2011, the benefit primarily relates to the use of capital losses which had previously been reserved and certain changes in valuation allowances associated with deferred tax assets. The year ended December 31, 2011 also includes a tax benefit of $35 million related to the IRS settlement in the third quarter of 2011.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Starwood will be conducting a conference call to discuss the fourth quarter financial results at 10:30 a.m. Eastern Time today, available via webcast on the Company’s website at http://www.starwoodhotels.com/corporate/investor_relations.html. A webcast replay will be available approximately two hours after the conclusion of the live event. Alternatively, participants may call into (866) 921-0636 with conference ID 65233963; please dial in fifteen minutes early to ensure a timely start. A call replay will be available from 1:30 p.m. Eastern Time on Thursday, February 7 through Thursday, February 14, 2013 and can be accessed by dialing (855) 859-2056 with conference ID 65233963.

Definitions

All references to EPS, unless otherwise noted, reflect earnings per diluted share from continuing operations attributable to Starwood’s common stockholders. All references to continuing operations, discontinued operations and net income reflect amounts attributable to Starwood’s common stockholders (i.e., excluding amounts attributable to noncontrolling interests). All references to “net capital expenditures” mean gross capital expenditures for timeshare and fractional inventory net of cost of sales. EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s operating performance. It also facilitates comparisons between the Company and its competitors. The Company’s management has historically adjusted EBITDA (i.e., “Adjusted EBITDA”) when evaluating operating performance for the Company, as well as for individual properties or groups of properties, because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items, such as restructuring, goodwill impairment and other special charges and gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. The Company’s management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions and it is used in the annual budget process. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and provides a means to evaluate the results of its core on-going operations. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding condo hotels, hotels sold to date and hotels undergoing significant repositionings or for which comparable results are not available (i.e., hotels not owned during the entire periods presented or closed due to seasonality or natural disasters). References to Company-Operated Hotel metrics (e.g. REVPAR) reflect metrics for the Company’s owned, leased and managed hotels. References to Systemwide metrics (e.g. REVPAR) reflect metrics for the Company’s owned, managed and franchised hotels. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

All references to revenues in constant dollars represent revenues, excluding the impact of the movement of foreign exchange rates. The Company calculates revenues in constant dollars by calculating revenues for the current year using the prior year’s exchange rates. The Company uses this revenue measure to better understand the underlying results and trends of the business, excluding the impact of movements in foreign exchange rates.

All references to contract sales or originated sales reflect vacation ownership sales before revenue adjustments for percentage of completion accounting methodology. All references to earnings from vacation ownership and residential represents operating income before depreciation expense. All references to management and franchise revenues represent base and incentive fees, franchise fees, amortization of deferred gains resulting from the sales of hotels subject to long-term management contracts and termination fees.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,134 properties in nearly 100 countries and 171,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and ElementSM. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, including reconciliations of non-GAAP financial measures to GAAP financial measures, please visit www.starwoodhotels.com or contact Investor Relations at (203) 351-3500.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, natural disasters, business and financing conditions (including the condition of credit markets in the U.S. and internationally), foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Future vacation ownership units indicated in this press release include planned units on land owned by the Company or by joint ventures in which the Company has an interest that have received all major governmental land use approvals for the development of vacation ownership resorts. There can also be no assurance that such units will in fact be developed and, if developed, the time period of such development (which may be more than several years in the future). Some of the projects may require additional third-party approvals or permits for development and build out and may also be subject to legal challenges as well as a commitment of capital by the Company. The actual number of units to be constructed may be significantly lower than the number of future units indicated. There can also be no assurance that agreements will be entered into for the hotels in the Company’s pipeline and, if entered into, the timing of any agreement and the opening of the related hotel. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Unaudited Consolidated Statements of Income

(In millions, except per share data)

Three Months Ended December 31,				Year Ended December 31,
2012	2011	% Variance		2012	2011	% Variance
			Revenues
$418	$439	(4.8)	Owned, leased and consolidated joint venture hotels	$1,698	$1,768	(4.0)
249	264	(5.7)	Vacation ownership and residential sales and services	1,287	703	83.1
246	234	5.1	Management fees, franchise fees and other income	888	814	9.1
620	594	4.4	Other revenues from managed and franchised properties(a)	2,448	2,339	4.7

1,533	1,531	0.1		6,321	5,624	12.4
			Costs and Expenses
334	346	3.5	Owned, leased and consolidated joint venture hotels	1,391	1,449	4.0
171	191	10.5	Vacation ownership and residential	961	521	(84.5)
101	96	(5.2)	Selling, general, administrative and other	370	352	(5.1)
(1)	68	n/m	Restructuring and other special charges (credits), net	(12)	68	n/m
58	58	—	Depreciation	226	235	3.8
7	7	—	Amortization	25	30	16.7
620	594	(4.4)	Other expenses from managed and franchised properties(a)	2,448	2,339	(4.7)

1,290	1,360	5.1		5,409	4,994	(8.3)
243	171	42.1	Operating income	912	630	44.8
6	5	20.0	Equity (losses) earnings and gains and (losses) from unconsolidated ventures, net	25	11	n/m
(36)	(49)	26.5	Interest expense, net of interest income of $1, $1, $2 and $3	(170)	(200)	15.0
(113)	(16)	n/m	Loss on early extinguishment of debt	(128)	(16)	n/m
(14)	(14)	—	Gain (loss) on asset dispositions and impairments, net	(21)	—	n/m

86	97	(11.3)	Income from continuing operations before taxes and noncontrolling interests	618	425	45.4
(21)	61	n/m	Income tax benefit (expense)	(148)	75	n/m

65	158	(58.9)	Income (loss) from continuing operations	470	500	(6.0)
			Discontinued Operations:
77	9	n/m	Gain (loss) on dispositions, net of tax	92	(13)	n/m

142	167	(15.0)	Net income (loss)	562	487	15.4
—	—	—	Net loss (income) attributable to noncontrolling interests	—	2	(100.0)

$142	$167	(15.0)	Net income (loss) attributable to Starwood	$562	$489	14.9

			Earnings (Losses) Per Share – Basic
$0.34	$0.82	(58.5)	Continuing operations	$2.44	$2.65	(7.9)
0.40	0.05	n/m	Discontinued operations	0.48	(0.07)	n/m

$0.74	$0.87	(14.9)	Net income (loss)	$2.92	$2.58	13.2

			Earnings (Losses) Per Share – Diluted
$0.33	$0.80	(58.8)	Continuing operations	$2.39	$2.57	(7.0)
0.39	0.05	n/m	Discontinued operations	0.47	(0.06)	n/m

$0.72	$0.85	(15.3)	Net income (loss)	$2.86	$2.51	13.9

			Amounts attributable to Starwood’s Common Stockholders
$65	$158	(58.9)	Continuing operations	$470	$502	(6.4)
77	9	n/m	Discontinued operations	92	(13)	n/m

$142	$167	(15.0)	Net income (loss)	$562	$489	14.9

191	190		Weighted average number of shares	193	189

194	196		Weighted average number of shares assuming dilution	197	195

(a)	The Company includes in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Consolidated Balance Sheets

(In millions, except share data)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$305	$454
Restricted cash	158	232
Accounts receivable, net of allowance for doubtful accounts of $59 and $46	586	569
Inventories	361	812
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts of $9 and $10	65	64
Deferred income tax	320	278
Prepaid expenses and other	124	125

Total current assets	1,919	2,534
Investments	260	259
Plant, property and equipment, net	3,162	3,232
Assets held for sale, net	36	42
Goodwill and intangible assets, net	2,025	2,053
Deferred tax assets	636	639
Other assets(a)	385	355
Securitized vacation ownership notes receivable	438	446

Total assets	$8,861	$9,560

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt(b)	$2	$3
Accounts payable	121	144
Current maturities of long-term securitized vacation ownership debt	150	130
Accrued expenses	1,074	1,177
Accrued salaries, wages and benefits	395	375
Accrued taxes and other	287	163

Total current liabilities	2,029	1,992
Long-term debt(b)	1,273	2,194
Long-term securitized vacation ownership debt	383	402
Deferred income taxes	78	46
Other liabilities	1,956	1,971

Total liabilities	5,719	6,605

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value; authorized 1,000,000,000 shares; outstanding 193,121,094 and 195,913,400 shares at December 31, 2012 and December 31, 2011, respectively	2	2
Additional paid-in capital	816	963
Accumulated other comprehensive loss	(338)	(348)
Retained earnings	2,657	2,337

Total Starwood stockholders’ equity	3,137	2,954
Noncontrolling interest	5	1

Total stockholders’ equity	3,142	2,955

Total liabilities and stockholders’ equity	$8,861	$9,560

(a)	Includes restricted cash of $6 million and $2 million at December 31, 2012 and December 31, 2011, respectively.
(b)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $389 million and $432 million at December 31, 2012 and December 31, 2011, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Historical Data

(In millions)

Three Months Ended December 31,				Year Ended December 31,
2012	2011	% Variance		2012	2011	% Variance
			Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
$142	$167	(15.0)	Net income (loss)	$562	$489	14.9
40	53	(24.5)	Interest expense(a)	182	223	(18.4)
113	16	n/m	Loss on early extinguishment of debt, net	128	16	n/m
92	(70)	n/m	Income tax (benefit) expense(b)	234	(81)	n/m
66	65	1.5	Depreciation(c)	256	265	(3.4)
8	8	—	Amortization(d)	28	34	(17.6)

461	239	92.9	EBITDA	1,390	946	46.9
14	14	—	(Gain) loss on asset dispositions and impairments, net	21	—	n/m
(149)	—	n/m	Discontinued operations (gain) loss on dispositions(e)	(179)	18	n/m
(1)	68	n/m	Restructuring and other special charges (credits), net	(12)	68	n/m

$325	$321	1.2	Adjusted EBITDA	$1,220	$1,032	18.2

(a)	Includes $3 million of Starwood’s share of interest expense of unconsolidated joint ventures for the three months ended December 31, 2012 and 2011, and $10 million and $20 million for the year ended December 31, 2012 and 2011, respectively.
(b)	Includes $72 million and $(9) million of tax expense (benefit) recorded in discontinued operations for the three months ended December 31, 2012 and 2011, respectively, and $87 million and $(5) million for the year ended December 31, 2012 and 2011, respectively.
(c)	Includes $8 million and $7 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for each of the three months ended December 31, 2012 and 2011, respectively, and $30 million for the year ended December 31, 2012 and 2011.
(d)	Includes $1 million of Starwood’s share of amortization expense of unconsolidated joint ventures for the three months ended December 31, 2012 and 2011, and $3 million and $4 million for the year ended December 31, 2012 and 2011, respectively.
(e)	Excludes the amount of income tax expense (benefit) included within (b) above.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels Worldwide

(In millions)

	Three Months Ended December 31, 2012
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$(0.5)	(0.1%)
Impact of changes in foreign exchange rates	1.1	0.3%

Revenue increase/(decrease) in constant dollars	$0.6	0.2%

Expense
Expense increase/(decrease) (GAAP)	$3.0	1.1%
Impact of changes in foreign exchange rates	1.5	0.6%

Expense increase/(decrease) in constant dollars	$4.5	1.7%

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels North America

(In millions)

	Three Months Ended December 31, 2012
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$1.9	1.1%
Impact of changes in foreign exchange rates	(1.4)	(0.8%)

Revenue increase/(decrease) in constant dollars	$0.5	0.3%

Expense
Expense increase/(decrease) (GAAP)	$2.5	1.9%
Impact of changes in foreign exchange rates	(1.0)	(0.7%)

Expense increase/(decrease) in constant dollars	$1.5	1.2%

Non-GAAP to GAAP Reconciliations – Same-Store Owned/Leased Hotels International

(In millions)

	Three Months Ended December 31, 2012
	$ Change	% Variance
Revenue
Revenue increase/(decrease) (GAAP)	$(2.4)	(1.3%)
Impact of changes in foreign exchange rates	2.5	1.4%

Revenue increase/(decrease) in constant dollars	$0.1	0.1%

Expense
Expense increase/(decrease) (GAAP)	$0.5	0.4%
Impact of changes in foreign exchange rates	2.5	1.9%

Expense increase/(decrease) in constant dollars	$3.0	2.3%

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliation – Earnings from Vacation Ownership and Residential Business

(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	$ Variance	2012	2011	$ Variance
Earnings from vacation ownership and residential	$78	$73	$5	$326	$182	$144
Depreciation expense	(5)	(5)	—	(20)	(22)	2

Operating income from vacation ownership and residential	$73	$68	$5	$306	$160	$146

Non-GAAP to GAAP Reconciliation – Earnings from Bal Harbour

(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	$ Variance	2012	2011	$ Variance
Earnings from Bal Harbour	$32	$33	$(1)	$157	$27	$130
Depreciation expense	—	—	—	—	—	—

Operating income from Bal Harbour	$32	$33	$(1)	$157	$27	$130

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Future Performance

(In millions, except per share data)

Low Case

Three Months Ended March 31, 2013		Year Ended December 31, 2013
$99	Net income	$503
32	Interest expense	125
46	Income tax expense	237
73	Depreciation and amortization	300

250	EBITDA	1,165
—	(Gain) loss on asset dispositions and impairments, net	—
—	Discontinued operations (gain) loss on dispositions	—

$250	Adjusted EBITDA	$1,165

Three Months Ended March 31, 2013		Year Ended December 31, 2013
$99	Income from continuing operations before special items	$503

$0.51	EPS before special items	$2.59

	Special Items
—	Gain (loss) on asset dispositions and impairments, net	—

—	Total special items – pre-tax	—
—	Income tax benefit associated with special items	—

—	Total special items – after-tax	—

$99	Income from continuing operations	$503

$0.51	EPS including special items	$2.59

High Case

Three Months Ended March 31, 2013		Year Ended December 31, 2013
$105	Net income	$520
32	Interest expense	125
50	Income tax expense	245
73	Depreciation and amortization	300

260	EBITDA	1,190
—	(Gain) loss on asset dispositions and impairments, net	—
—	Discontinued operations (gain) loss on dispositions	—

$260	Adjusted EBITDA	$1,190

Three Months Ended March 31, 2013		Year Ended December 31, 2013
$105	Income from continuing operations before special items	$520

$0.54	EPS before special items	$2.68

	Special Items
—	Gain (loss) on asset dispositions and impairments, net	—

—	Total special items – pre-tax	—
—	Income tax benefit associated with special items	—

—	Total special items – after-tax	—

$105	Income from continuing operations	$520

$0.54	EPS including special items	$2.68

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations –

Future Earnings from Vacation Ownership and Residential Business

Excluding Bal Harbour

(In millions)

Low Case

	Three Months Ended March 31,
	2013	2012	$ Variance
Earnings from vacation ownership and residential	$43	$43	$—
Depreciation expense	(5)	(5)	—

Operating income from vacation ownership and residential	$38	$38	$—

Year Ended December 31, 2013
Earnings from vacation ownership and residential	$160
Depreciation expense	(21)

Operating income from vacation ownership and residential	$139

High Case

	Three Months Ended March 31,
	2013	2012	$ Variance
Earnings from vacation ownership and residential	$48	$43	$5
Depreciation expense	(5)	(5)	—

Operating income from vacation ownership and residential	$43	$38	$5

Year Ended December 31, 2013
Earnings from vacation ownership and residential	$165
Depreciation expense	(21)

Operating income from vacation ownership and residential	$144

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations –

Future Earnings from Bal Harbour

(In millions)

Three Months Ended March 31, 2013

Earnings from Bal Harbour	$20
Depreciation expense	—

Operating income from Bal Harbour	$20

Year Ended December 31, 2013

Earnings from Bal Harbour	$50
Depreciation expenses	—

Operating income from Bal Harbour	$50

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Same Store Owned Hotel Revenue and Expenses

(In millions)

Three Months Ended December 31,				Year Ended December 31,
2012	2011	% Variance	Same-Store Owned Hotels Worldwide	2012	2011	% Variance

			Revenue
$341	$342	(0.3)	Same-Store Owned Hotels(a)	$1,252	$1,255	(0.2)
—	43	(100.0)	Hotels Sold or Closed in 2012 and 2011	114	223	(48.9)
70	47	48.9	Hotels Without Comparable Results	305	262	16.4
7	7	—	Other ancillary hotel operations	27	28	(3.6)
$418	$439	(4.8)	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$1,698	$1,768	(4.0)

			Costs and Expenses
$265	$262	(1.1)	Same-Store Owned Hotels(a)	$993	$1,001	0.8
1	32	96.9	Hotels Sold or Closed in 2012 and 2011	93	186	50.0
61	46	(32.6)	Hotels Without Comparable Results	280	236	(18.6)
7	6	(16.7)	Other ancillary hotel operations	25	26	3.8

$334	$346	3.5	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$1,391	$1,449	4.0

Three Months Ended December 31,				Year Ended December 31,
2012	2011	% Variance	Same-Store Owned Hotels North America	2012	2011	% Variance

			Revenue
$167	$165	1.2	Same-Store Owned Hotels(a)	$612	$610	0.3
—	43	(100.0)	Hotels Sold or Closed in 2012 and 2011	114	209	(45.5)
61	43	41.9	Hotels Without Comparable Results	229	181	26.5
—	—	—	Other ancillary hotel operations	1	1	—

$228	$251	(9.2)	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$956	$1,001	(4.5)

			Costs and Expenses
$131	$129	(1.6)	Same-Store Owned Hotels(a)	$509	$507	(0.4)
1	32	96.9	Hotels Sold or Closed in 2012 and 2011	93	172	45.9
53	40	(32.5)	Hotels Without Comparable Results	208	161	(29.2)
1	—	n/m	Other ancillary hotel operations	1	1	—

$186	$201	7.5	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$811	$841	3.6

Three Months Ended December 31,				Year Ended December 31,
2012	2011	% Variance	Same-Store Owned Hotels International	2012	2011	% Variance

			Revenue
$174	$177	(1.7)	Same-Store Owned Hotels(a)	$640	$645	(0.8)
—	—	—	Hotels Sold or Closed in 2012 and 2011	—	14	(100.0)
9	4	n/m	Hotels Without Comparable Results	76	81	(6.2)
7	7	—	Other ancillary hotel operations	26	27	(3.7)
$190	$188	1.1	Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$742	$767	(3.3)

			Costs and Expenses
$134	$133	(0.8)	Same-Store Owned Hotels(a)	$484	$494	2.0
—	—	—	Hotels Sold or Closed in 2012 and 2011	—	14	100.0
8	6	(33.3)	Hotels Without Comparable Results	72	75	4.0
6	6	—	Other ancillary hotel operations	24	25	4.0

$148	$145	(2.1)	Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$580	$608	4.6

(a)	Same-Store Owned Hotel results exclude four hotels sold and 12 hotels without comparable results for the three months ended and 11 hotels sold and 14 hotels without comparable results for the year ended.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Systemwide(1) Statistics—Same Store

For the Three Months Ended December 31,

UNAUDITED

	Systemwide—Worldwide			Systemwide—North America			Systemwide—International
	2012	2011	Variance	2012	2011	Variance	2012	2011	Variance
TOTAL HOTELS
REVPAR ($)	115.92	111.84	3.6%	112.89	107.06	5.4%	119.90	118.11	1.5%
ADR ($)	174.11	171.34	1.6%	166.48	161.14	3.3%	184.51	185.26	(0.4%)
Occupancy (%)	66.6%	65.3%	1.3	67.8%	66.4%	1.4	65.0%	63.8%	1.2

SHERATON
REVPAR ($)	97.86	94.41	3.7%	94.55	88.35	7.0%	102.17	102.27	(0.1%)
ADR ($)	150.53	148.14	1.6%	142.85	137.00	4.3%	160.94	163.01	(1.3%)
Occupancy (%)	65.0%	63.7%	1.3	66.2%	64.5%	1.7	63.5%	62.7%	0.8

WESTIN
REVPAR ($)	127.76	123.03	3.8%	120.95	115.69	4.5%	143.49	139.98	2.5%
ADR ($)	185.55	181.42	2.3%	176.21	170.40	3.4%	206.88	206.96	(0.0%)
Occupancy (%)	68.9%	67.8%	1.1	68.6%	67.9%	0.7	69.4%	67.6%	1.8

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	189.87	186.77	1.7%	233.89	230.01	1.7%	166.79	163.96	1.7%
ADR ($)	299.94	300.41	(0.2%)	341.85	334.22	2.3%	275.14	279.49	(1.6%)
Occupancy (%)	63.3%	62.2%	1.1	68.4%	68.8%	(0.4)	60.6%	58.7%	1.9

LE MERIDIEN
REVPAR ($)	131.98	130.30	1.3%	209.31	210.56	(0.6%)	122.63	120.60	1.7%
ADR ($)	195.32	194.37	0.5%	269.20	264.92	1.6%	184.85	184.03	0.4%
Occupancy (%)	67.6%	67.0%	0.6	77.8%	79.5%	(1.7)	66.3%	65.5%	0.8

W
REVPAR ($)	224.24	215.19	4.2%	213.11	206.01	3.4%	253.14	238.95	5.9%
ADR ($)	299.64	289.73	3.4%	283.90	274.34	3.5%	340.97	331.18	3.0%
Occupancy (%)	74.8%	74.3%	0.5	75.1%	75.1%	—	74.2%	72.2%	2.0

FOUR POINTS
REVPAR ($)	77.66	73.30	5.9%	73.68	69.01	6.8%	83.86	79.99	4.8%
ADR ($)	117.43	115.25	1.9%	110.69	107.71	2.8%	128.08	127.25	0.7%
Occupancy (%)	66.1%	63.6%	2.5	66.6%	64.1%	2.5	65.5%	62.9%	2.6

ALOFT
REVPAR ($)	71.44	65.54	9.0%	76.50	69.00	10.9%
ADR ($)	108.77	104.71	3.9%	112.79	106.89	5.5%
Occupancy (%)	65.7%	62.6%	3.1	67.8%	64.6%	3.2

(1)	Includes same store owned, leased, managed, and franchised hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Worldwide Hotel Results—Same Store

For the Three Months Ended December 31,

UNAUDITED

	Systemwide (1)			Company Operated (2)
	2012	2011	Variance	2012	2011	Variance
TOTAL WORLDWIDE
REVPAR ($)	115.92	111.84	3.6%	132.93	128.97	3.1%
ADR ($)	174.11	171.34	1.6%	196.84	194.21	1.4%
Occupancy (%)	66.6%	65.3%	1.3	67.5%	66.4%	1.1

NORTH AMERICA
REVPAR ($)	112.89	107.06	5.4%	145.17	138.80	4.6%
ADR ($)	166.48	161.14	3.3%	206.88	199.78	3.6%
Occupancy (%)	67.8%	66.4%	1.4	70.2%	69.5%	0.7

EUROPE
REVPAR ($)	126.28	129.43	(2.4%)	137.86	141.02	(2.2%)
ADR ($)	201.34	205.08	(1.8%)	212.52	217.58	(2.3%)
Occupancy (%)	62.7%	63.1%	(0.4)	64.9%	64.8%	0.1

AFRICA & MIDDLE EAST
REVPAR ($)	136.69	136.73	(0.0%)	137.21	137.70	(0.4%)
ADR ($)	209.87	209.82	0.0%	211.36	211.68	(0.2%)
Occupancy (%)	65.1%	65.2%	(0.1)	64.9%	65.0%	(0.1)

ASIA PACIFIC
REVPAR ($)	114.77	110.48	3.9%	114.31	108.79	5.1%
ADR ($)	171.42	170.84	0.3%	170.57	169.63	0.6%
Occupancy (%)	67.0%	64.7%	2.3	67.0%	64.1%	2.9

LATIN AMERICA
REVPAR ($)	103.77	98.12	5.8%	112.36	106.39	5.6%
ADR ($)	168.90	165.89	1.8%	180.11	172.86	4.2%
Occupancy (%)	61.4%	59.1%	2.3	62.4%	61.5%	0.9

(1)	Includes same store owned, leased, managed, and franchised hotels
(2)	Includes same store owned, leased, and managed hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Owned/Leased Hotel Results—Same Store (1)

For the Three Months Ended December 31,

UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL
	2012	2011	Variance	2012	2011	Variance	2012	2011	Variance
TOTAL HOTELS	41 Hotels			16 Hotels			25 Hotels
REVPAR ($)	165.58	164.25	0.8%	177.04	174.56	1.4%	156.03	155.66	0.2%
ADR ($)	233.94	231.35	1.1%	239.57	235.33	1.8%	228.86	227.76	0.5%
Occupancy (%)	70.8%	71.0%	(0.2)	73.9%	74.2%	(0.3)	68.2%	68.3%	(0.1)

Total Revenue	341,409	341,888	(0.1%)	166,565	164,691	1.1%	174,844	177,197	(1.3%)
Total Expenses	265,414	262,406	(1.1%)	131,776	129,283	(1.9%)	133,638	133,123	(0.4%)

(1)	Hotel Results exclude four hotels sold and 12 hotels without comparable results during 2011 & 2012

Note: Revenues and Expenses above are represented in thousands of dollars.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Management Fees, Franchise Fees and Other Income

For the Three Months Ended December 31,

UNAUDITED ($ millions)

	Worldwide
	2012	2011	$ Variance	% Variance
Management Fees:
Base Fees	87	82	5	6.1%
Incentive Fees	59	51	8	15.7%

Total Management Fees	146	133	13	9.8%

Franchise Fees	50	47	3	6.4%

Total Management & Franchise Fees	196	180	16	8.9%

Other Management & Franchise Revenues (1)	42	34	8	23.5%

Total Management & Franchise Revenues	238	214	24	11.2%

Other	8	20	(12)	(60.0%)

Management Fees, Franchise Fees & Other Income	246	234	12	5.1%

(1)	Other Management & Franchise Revenues includes the amortization of deferred gains of approximately $23 in 2012 and 2011, resulting from the sales of hotels subject to long-term management contracts and termination fees.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership & Residential Revenues and Expenses

For the Three Months Ended December 31,

UNAUDITED ($ millions)

	2012	2011	$ Variance	% Variance
Originated Sales Revenues (1)—Vacation Ownership Sales	84	86	(2)	(2.3%)
Other Sales and Services Revenues (2)	69	59	10	16.9%
Deferred Revenues—Percentage of Completion	—	—	—	—
Deferred Revenues—Other (3)	(7)	(8)	1	12.5%

Vacation Ownership Sales and Services Revenues	146	137	9	6.6%
Residential Sales and Services Revenues (4)	103	127	(24)	(18.9%)

Total Vacation Ownership & Residential Sales and Services Revenues	249	264	(15)	(5.7%)

Originated Sales Expenses (5)—Vacation Ownership Sales	53	56	3	5.4%
Other Expenses (6)	51	46	(5)	(10.9%)
Deferred Expenses—Percentage of Completion	—	—	—	—
Deferred Expenses—Other	—	—	—	—

Vacation Ownership Expenses	104	102	(2)	(2.0%)
Residential Expenses (4)	67	89	22	24.7%

Total Vacation Ownership & Residential Expenses	171	191	20	10.5%

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes
(2)	Includes resort income, interest income, and miscellaneous other revenues
(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of ASC 978-605-25 and provision for loan loss
(4)	For 2012, includes $99 million of revenues and $67 million expenses associated with the St. Regis Bal Harbour residential project
(5)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes
(6)	Includes resort, general and administrative, and other miscellaneous expenses

Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, include product costs and direct sales and marketing costs only. Indirect sales and marketing costs are not deferred per ASC 978-720-25 and ASC 978-340-25.

n/m	= not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Top 20 Worldwide Markets—Owned

For the Year Ended December 31, 2012

UNAUDITED

US Markets	% of 2012 Total Earnings [1]
New York, NY	7%
Phoenix, AZ	7%
Hawaii	6%
San Francisco/San Mateo, CA	3%
Chicago, IL	3%
New Orleans, LA	2%
Los Angeles-Long Beach, CA	2%
Atlanta, GA	1%
Philadelphia, PA-NJ	1%
Boston, MA	1%

Total Top 10 US Markets	33%

International Markets	% of 2012 Total Earnings [1]
Canada	15%
Australia	12%
Mexico	7%
Italy	7%
United Kingdom	6%
Brazil	6%
Fiji	5%
Argentina	4%
Spain	4%
Austria	1%

Total Top 10 International Markets	67%

(1)	Represents earnings before depreciation for owned, leased and consolidated joint venture hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Total Management & Franchise Fees by Geographic Region

For the Year Ended December 31, 2012

UNAUDITED

Geographical Region	Management Fees	Franchise Fees	Total Management and Franchise Fees
United States	34%	70%	44%
Europe	15%	7%	13%
Asia Pacific	31%	9%	24%
Middle East and Africa	12%	—	9%
Latin America & Canada	8%	14%	10%

Total	100%	100%	100%

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Systemwide(1) Statistics—Same Store

For the Twelve Months Ended December 31,

UNAUDITED

	Systemwide—Worldwide			Systemwide—North America			Systemwide—International
	2012	2011	Variance	2012	2011	Variance	2012	2011	Variance
TOTAL HOTELS
REVPAR ($)	116.51	112.93	3.2%	115.34	109.06	5.8%	118.07	118.12	(0.0%)
ADR ($)	169.55	168.49	0.6%	161.02	156.01	3.2%	182.15	187.00	(2.6%)
Occupancy (%)	68.7%	67.0%	1.7	71.6%	69.9%	1.7	64.8%	63.2%	1.6

SHERATON
REVPAR ($)	97.93	95.11	3.0%	96.70	91.48	5.7%	99.48	99.66	(0.2%)
ADR ($)	146.74	145.56	0.8%	138.03	133.85	3.1%	158.99	161.88	(1.8%)
Occupancy (%)	66.7%	65.3%	1.4	70.1%	68.3%	1.8	62.6%	61.6%	1.0

WESTIN
REVPAR ($)	129.92	124.44	4.4%	126.11	119.82	5.2%	139.76	136.34	2.5%
ADR ($)	180.55	177.46	1.7%	173.11	167.44	3.4%	200.69	205.34	(2.3%)
Occupancy (%)	72.0%	70.1%	1.9	72.9%	71.6%	1.3	69.6%	66.4%	3.2

ST. REGIS / LUXURY COLLECTION
REVPAR ($)	195.51	196.48	(0.5%)	228.00	215.36	5.9%	178.13	186.34	(4.4%)
ADR ($)	307.00	313.70	(2.1%)	322.95	309.95	4.2%	296.96	316.08	(6.0%)
Occupancy (%)	63.7%	62.6%	1.1	70.6%	69.5%	1.1	60.0%	59.0%	1.0

LE MERIDIEN
REVPAR ($)	129.77	128.97	0.6%	203.43	197.79	2.9%	121.38	121.11	0.2%
ADR ($)	187.57	192.76	(2.7%)	246.09	239.45	2.8%	179.43	185.99	(3.5%)
Occupancy (%)	69.2%	66.9%	2.3	82.7%	82.6%	0.1	67.6%	65.1%	2.5

W
REVPAR ($)	209.62	200.21	4.7%	200.53	189.70	5.7%	242.15	237.78	1.8%
ADR ($)	273.93	266.22	2.9%	259.69	250.73	3.6%	327.04	323.16	1.2%
Occupancy (%)	76.5%	75.2%	1.3	77.2%	75.7%	1.5	74.0%	73.6%	0.4

FOUR POINTS
REVPAR ($)	81.06	77.38	4.8%	78.76	73.81	6.7%	84.70	83.05	2.0%
ADR ($)	117.51	115.54	1.7%	111.48	108.25	3.0%	127.69	127.66	0.0%
Occupancy (%)	69.0%	67.0%	2.0	70.7%	68.2%	2.5	66.3%	65.1%	1.2

ALOFT
REVPAR ($)	74.04	69.18	7.0%	75.38	69.54	8.4%
ADR ($)	105.94	104.77	1.1%	107.38	104.43	2.8%
Occupancy (%)	69.9%	66.0%	3.9	70.2%	66.6%	3.6

(1)	Includes same store owned, leased, managed, and franchised hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Worldwide Hotel Results—Same Store

For the Twelve Months Ended December 31,

UNAUDITED

	Systemwide (1)			Company Operated (2)
	2012	2011	Variance	2012	2011	Variance
TOTAL WORLDWIDE
REVPAR ($)	116.51	112.93	3.2%	131.67	128.14	2.8%
ADR ($)	169.55	168.49	0.6%	191.29	190.28	0.5%
Occupancy (%)	68.7%	67.0%	1.7	68.8%	67.3%	1.5

NORTH AMERICA
REVPAR ($)	115.34	109.06	5.8%	144.07	136.50	5.5%
ADR ($)	161.02	156.01	3.2%	196.00	188.76	3.8%
Occupancy (%)	71.6%	69.9%	1.7	73.5%	72.3%	1.2

EUROPE
REVPAR ($)	140.94	150.15	(6.1%)	152.24	161.96	(6.0%)
ADR ($)	212.88	227.45	(6.4%)	224.15	239.57	(6.4%)
Occupancy (%)	66.2%	66.0%	0.2	67.9%	67.6%	0.3

AFRICA & MIDDLE EAST
REVPAR ($)	115.97	113.13	2.5%	116.19	113.85	2.1%
ADR ($)	185.44	189.19	(2.0%)	186.60	191.04	(2.3%)
Occupancy (%)	62.5%	59.8%	2.7	62.3%	59.6%	2.7

ASIA PACIFIC
REVPAR ($)	108.79	105.36	3.3%	110.04	105.29	4.5%
ADR ($)	166.29	166.49	(0.1%)	167.04	165.61	0.9%
Occupancy (%)	65.4%	63.3%	2.1	65.9%	63.6%	2.3

LATIN AMERICA
REVPAR ($)	99.25	93.55	6.1%	107.45	99.49	8.0%
ADR ($)	160.93	156.70	2.7%	173.14	163.33	6.0%
Occupancy (%)	61.7%	59.7%	2.0	62.1%	60.9%	1.2

(1)	Includes same store owned, leased, managed, and franchised hotels
(2)	Includes same store owned, leased, and managed hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Owned/Leased Hotel Results—Same Store (1)

For the Twelve Months Ended December 31,

UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL
	2012	2011	Variance	2012	2011	Variance	2012	2011	Variance
TOTAL HOTELS	39 Hotels			16 Hotels			23 Hotels
REVPAR ($)	160.01	159.85	0.1%	168.11	167.13	0.6%	153.02	153.58	(0.4%)
ADR ($)	220.71	221.17	(0.2%)	219.52	216.83	1.2%	221.85	225.41	(1.6%)
Occupancy (%)	72.5%	72.3%	0.2	76.6%	77.1%	(0.5)	69.0%	68.1%	0.9
Total Revenue	1,251,758	1,254,761	(0.2%)	611,738	610,211	0.3%	640,020	644,550	(0.7%)
Total Expenses	993,311	1,000,977	0.8%	508,871	507,199	(0.3%)	484,439	493,777	1.9%

(1)	Hotel Results exclude 11 hotels sold and 14 hotels without comparable results during 2011 & 2012

Note: Revenues and Expenses above are represented in thousands of dollars.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Management Fees, Franchise Fees and Other Income

For the Year Ended December 31,

UNAUDITED ($ millions)

	Worldwide
	2012	2011	$ Variance	% Variance
Management Fees:
Base Fees	331	309	22	7.1%
Incentive Fees	178	146	32	21.9%

Total Management Fees	509	455	54	11.9%

Franchise Fees	200	187	13	7.0%

Total Management & Franchise Fees	709	642	67	10.4%

Other Management & Franchise Revenues (1)	152	130	22	16.9%

Total Management & Franchise Revenues	861	772	89	11.5%

Other	27	42	(15)	(35.7%)

Management Fees, Franchise Fees & Other Income	888	814	74	9.1%

(1)	Other Management & Franchise Revenues includes the amortization of deferred gains of approximately $87 in 2012 and 2011 resulting from the sales of hotels subject to long-term management contracts and termination fees.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership & Residential Revenues and Expenses

For the Year Ended December 31,

UNAUDITED ($ millions)

	2012	2011	$ Variance	% Variance
Originated Sales Revenues (1)—Vacation Ownership Sales	324	330	(6)	(1.8%)
Other Sales and Services Revenues (2)	278	258	20	7.8%
Deferred Revenues—Percentage of Completion	3	(3)	6	n/m
Deferred Revenues—Other (3)	(18)	(19)	1	5.3%

Vacation Ownership Sales and Services Revenues	587	566	21	3.7%
Residential Sales and Services Revenues (4)	700	137	563	n/m

Total Vacation Ownership & Residential Sales and Services Revenues	1,287	703	584	83.1%

Originated Sales Expenses (5)—Vacation Ownership Sales	217	225	8	3.6%
Other Expenses (6)	207	194	(13)	(6.7%)
Deferred Expenses—Percentage of Completion	2	(2)	(4)	n/m
Deferred Expenses—Other	8	9	1	11.1%

Vacation Ownership Expenses	434	426	(8)	(1.9%)
Residential Expenses (4)	527	95	(432)	n/m

Total Vacation Ownership & Residential Expenses	961	521	(440)	(84.5%)

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes
(2)	Includes resort income, interest income, and miscellaneous other revenues
(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of ASC 978-605-25 and provision for loan loss
(4)	For 2012, includes $684 million of revenues and $527 million expenses associated with the St. Regis Bal Harbour residential project
(5)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes
(6)	Includes resort, general and administrative, and other miscellaneous expenses

Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, include product costs and direct sales and marketing costs only. Indirect sales and marketing costs are not deferred per ASC 978-720-25 and ASC 978-340-25.

n/m	= not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Hotels without Comparable Results & Other Selected Items

As of December 31, 2012

UNAUDITED ($ millions)

Properties without comparable results in 2012 and 2011:

Property	Location
The Westin Peachtree Plaza	Atlanta, GA
St. Regis Bal Harbour	Bal Harbour, FL
Sheraton Kauai Resort	Koloa, HI
Grand Hotel—Florence	Florence, Italy
Westin Maui	Lahaina, HI
W London—Leicester Square	London, England
Aloft San Francisco (formerly Clarion Hotel)	Millbrae, CA
W New Orleans—French Quarter	New Orleans, LA
Sheraton Suites Philadelphia Airport	Philadelphia, PA
Hotel Santa Maria de El Paular	Rascafria, Spain
Hotel Maria Cristina	San Sebastian, Spain
Hotel Alfonso XIII	Seville, Spain
Four Points by Sheraton Tucson University	Tucson, AZ
Hotel Gritti Palace	Venice, Italy

Properties sold or closed in 2012 and 2011:

Property	Location
Atlanta Perimeter	Atlanta, GA
Boston Park Plaza	Boston, MA
W Chicago—Lakeshore	Chicago, IL
W City Center	Chicago, IL
Caesars Cove Haven	Lakeville, PA
W Los Angeles—Westwood	Los Angeles, CA
Caesars Pocono Palace	Marshalls Creek, PA
Caesars Paradise Stream	Mount Pocono, PA
The Manhattan at Times Square Hotel	New York, NY
The Westin Gaslamp Quarter	San Diego, CA
Caesars Brookdale	Scotrun, PA
Hotel Bristol	Vienna, Austria

Revenues and Expenses Associated with Assets Sold or Closed in 2012 and 2011: (1)

	Q1	Q2	Q3	Q4	Full Year
Hotels Sold or Closed in 2011:
2011
Revenues	$28	$23	$5	—	$ 56
Expenses (excluding depreciation)	$28	$19	$4	($ 1)	$ 50

Hotels Sold or Closed in 2012:
2012 (2)
Revenues	$35	$43	$36	—	$114
Expenses (excluding depreciation)	$32	$32	$28	$ 1	$ 93

2011
Revenues	$34	$44	$46	$43	$167
Expenses (excluding depreciation)	$33	$35	$35	$33	$136

(1)	Results consist of seven hotels sold in 2012 and four hotels sold in 2011. These amounts are included in the revenues and expenses from owned, leased and consolidated joint venture hotels in the statements of income for 2012 and 2011. These amounts are not impacted from the sale of Caesars Brookdale because it was closed prior to 2011.
(2)	Excludes $11 million of revenues and $7 million of expenses related to the sales of the Aloft and Element located in Lexington, MA in early 2013.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Capital Expenditures

For the Three and Twelve Months Ended December 31, 2012

UNAUDITED ($ millions)

	Q4	YTD
Maintenance Capital Expenditures: (1)
Owned, Leased and Consolidated Joint Venture Hotels	32	68
Corporate/IT	26	78

Subtotal	58	146

Vacation Ownership and Residential Capital Expenditures:
Net capital expenditures for inventory (excluding St. Regis Bal Harbour) (2)	(8)	(38)
Capital expenditures for inventory—St. Regis Bal Harbour	7	27

Subtotal	(1)	(11)
Development Capital	73	271

Total Capital Expenditures	130	406

(1)	Maintenance capital expenditures include improvements that extend the useful life of the asset.
(2)	Represents gross inventory capital expenditures of $9 and $34 in the three and twelve months ended December 31, 2012, respectively, less cost of sales of $17 and $72 in the three and twelve months ended December 31, 2012, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

2012 Divisional Hotel Inventory Summary by Ownership by Brand

As of December 31, 2012

UNAUDITED

	NAD		EUROPE		AME		LAD		ASIA		Total
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Owned
Sheraton	6	3,529	4	705	—	—	5	2,699	2	821	17	7,754
Westin	4	2,399	3	650	—	—	3	902	1	273	11	4,224
Four Points	2	327	—	—	—	—	—	—	—	—	2	327
W	3	1,017	2	665	—	—	—	—	—	—	5	1,682
Luxury Collection	1	643	5	584	—	—	1	181	—	—	7	1,408
St. Regis	3	732	2	261	—	—	—	—	1	160	6	1,153
Aloft	3	524	—	—	—	—	—	—	—	—	3	524
Element	1	123	—	—	—	—	—	—	—	—	1	123
Other	1	135	—	—	—	—	—	—	—	—	1	135

Total Owned	24	9,429	16	2,865	—	—	9	3,782	4	1,254	53	17,330

Managed & UJV
Sheraton	36	25,941	41	11,936	30	8,385	15	2,954	82	30,440	204	79,656
Westin	57	29,670	12	4,097	3	949	3	886	30	10,126	105	45,728
Four Points	1	171	6	1,013	7	1,329	4	517	21	6,810	39	9,840
W	25	7,537	3	364	1	441	2	433	8	1,912	39	10,687
Luxury Collection	4	1,648	19	3,013	5	1,384	7	290	9	1,911	44	8,246
St. Regis	9	1,811	2	223	3	885	2	309	8	2,032	24	5,260
Le Meridien	3	309	21	6,175	28	6,954	1	160	26	7,307	79	20,905
Aloft	—	—	2	402	1	408	2	292	6	1,319	11	2,421
Other	1	151	1	165	—	—	—	—	—	—	2	316

Total Managed & UJV	136	67,238	107	27,388	78	20,735	36	5,841	190	61,857	547	183,059

Franchised
Sheraton	165	49,045	16	4,272	2	403	10	2,566	13	6,088	206	62,374
Westin	60	19,459	3	1,176	—	—	4	1,309	9	2,730	76	24,674
Four Points	109	17,242	5	835	—	—	8	1,239	8	1,441	130	20,757
Luxury Collection	8	1,621	12	1,673	—	—	2	248	12	3,170	34	6,712
Le Meridien	8	2,161	5	1,455	—	—	1	111	3	715	17	4,442
Aloft	44	6,350	—	—	—	—	—	—	4	564	48	6,914
Element	9	1,518	—	—	—	—	—	—	—	—	9	1,518
Other	1	275	—	—	—	—	—	—	—	—	1	275

Total Franchised	404	97,671	41	9,411	2	403	25	5,473	49	14,708	521	127,666

Systemwide
Sheraton	207	78,515	61	16,913	32	8,788	30	8,219	97	37,349	427	149,784
Westin	121	51,528	18	5,923	3	949	10	3,097	40	13,129	192	74,626
Four Points	112	17,740	11	1,848	7	1,329	12	1,756	29	8,251	171	30,924
W	28	8,554	5	1,029	1	441	2	433	8	1,912	44	12,369
Luxury Collection	13	3,912	36	5,270	5	1,384	10	719	21	5,081	85	16,366
St. Regis	12	2,543	4	484	3	885	2	309	9	2,192	30	6,413
Le Meridien	11	2,470	26	7,630	28	6,954	2	271	29	8,022	96	25,347
Aloft	47	6,874	2	402	1	408	2	292	10	1,883	62	9,859
Element	10	1,641	—	—	—	—	—	—	—	—	10	1,641
Other	3	561	1	165	—	—	—	—	—	—	4	726
Vacation Ownership	12	6,780	—	—	—	—	1	580	—	—	13	7,360

Total Systemwide	576	181,118	164	39,664	80	21,138	71	15,676	243	77,819	1,134	335,415

Note: Includes Vacation Ownership properties

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Vacation Ownership Inventory Pipeline

As of December 31, 2012

UNAUDITED

	# Resorts			# of Units (1)
Brand	Total (2)	In Operations	In Active Sales	Completed (3)	Pre-sales/ Development (4)	Future Capacity (5),(6)	Total at Buildout
Sheraton	7	7	6	3,079	—	712	3,791
Westin	9	9	9	1,584	22	37	1,643
St. Regis	2	2	—	56	—	—	56
The Luxury Collection	1	1	—	6	—	—	6
Unbranded	2	2	1	99	—	1	100

Total SVO, Inc.	21	21	16	4,824	22	750	5,596

Unconsolidated Joint Ventures (UJV’s)	1	1	1	198	—	—	198

Total including UJV’s	22	22	17	5,022	22	750	5,794

Total Intervals Including UJV’s (7)				261,144	1,144	39,000	301,288

(1)	Lockoff units are considered as one unit for this analysis.
(2)	Includes resorts in operation, active sales or future development.
(3)	Completed units include those units that have a certificate of occupancy.
(4)	Units in Pre-sales/Development are in various stages of development (including the permitting stage), most of which are currently being offered for sale to customers.
(5)	Based on owned land and average density in existing marketplaces
(6)	Future units indicated above include planned timeshare units on land owned by the Company or applicable UJV that have received all major governmental land use approvals for the development of timeshare. There can be no assurance that such units will in fact be developed and, if developed, the time period of such development (which may be more than several years in the future). Some of the projects may require additional third-party approvals or permits for development and build out and may also be subject to legal challenges as well as a commitment of capital by the Company. The actual number of units to be constructed may be significantly lower than the number of future units indicated.
(7)	Assumes 52 intervals per unit.